Exhibit 99.1
Contact Info:    Joseph R. Lussier, Executive Vice President, Chief Financial Officer and Treasurer (978) 656-5578

Enterprise Bancorp, Inc. Announces First Quarter Financial Results

LOWELL, MA, April 25, 2023 (GLOBE NEWSWIRE) - Enterprise Bancorp, Inc. (NASDAQ: EBTC), parent of Enterprise Bank, announced net income for the three months ended March 31, 2023, of $10.8 million, or $0.88 per diluted common share, compared to $10.3 million, or $0.85 per diluted common share, for the three months ended March 31, 2022.

Chief Executive Officer Jack Clancy commented, "We are pleased with our first quarter results. Net income increased 5% over the prior year quarter. Net interest income growth of 17% drove the positive results and was partially offset by a reduction in net gains on sales of debt securities and increases in the provision for credit losses and operating expenses. Turning to the balance sheet, total loans increased 1.6% (6% annualized) since December 31, 2022, and 9% over the past twelve months. Customer deposits declined by 0.5% (2% annualized) since December 31, 2022, and are 0.5% lower than one year ago."

Mr. Clancy continued, "Given recent events in the banking industry, I want to take a moment to summarize the strength and stability of Enterprise Bank as reflected by our strong first quarter results and our financial consistency, capital, liquidity, asset quality and loan loss reserves including that:
•Enterprise has now recorded 134 consecutive profitable quarters and increased its shareholder dividend for 32 consecutive years.
•Our regulatory capital ratios as of quarter end all exceeded the regulatory levels necessary to be deemed "well-capitalized," which is the highest designation.
•Our liquidity position as of quarter end was strong, marked by our cash equivalents position, no wholesale funding, aside from $3.2 million in borrowings related to pass through community programs, and unused Federal Home Loan Bank and Federal Reserve Bank borrowing capacity of $1.1 billion.
•Our credit quality and loan loss reserves remain strong. As of March 31, 2023, non-performing loans and the allowance for credit losses to total loans amounted to 0.23% and 1.70%, respectively. Additionally, we had $4.7 million in reserves for unfunded commitments."

Mr. Clancy added, "Our operating strategy has always been to serve our customers and communities through consistent and disciplined lending, a conservative and long-term focus, being highly responsive to our customers' banking needs and making ongoing investments in our products, services, and people to provide the best banking options through all economic cycles."

Executive Chairman & Founder George Duncan commented, "We have always sought to fund asset growth through relationship-based customer deposits and use wholesale borrowings as supplemental funding for relatively short periods of time. This approach has served us well over time and especially now. We have a relatively high level of liquidity with significant funding capacity and are well positioned to take advantage of market opportunities in our current environment."

Mr. Duncan added, "I am also pleased to comment that the Board of Directors of the Company declared a quarterly dividend of $0.23 per share on April 18th, an increase of 12% over the prior year quarter."

Liquidity, Deposit Composition and Funding Capacity
All balances and ratios presented in this update section are at March 31, 2023 unless otherwise indicated.
•We had a favorable overnight and short-term investment balance of $172.9 million, which was reported on the balance sheet as interest-earning deposits with banks.
•Our loan to deposit ratio was 80%.

•We had no brokered deposits and only $3.2 million in wholesale borrowings, which are related to our participation in specific pass-through community development programs under the Federal Home Loan Bank of Boston ("FHLB") and to a lesser extent the New Hampshire Business Finance Authority.
•Core deposits (which are total deposits excluding CDs over $250 thousand) amounted to 96% of total deposits.
•Total checking account balances amounted to 47% of total deposits, including non-interest-bearing deposits, which were 31% of total deposits.
•We utilize enhanced Federal Deposit Insurance Corporation ("FDIC") insured products and pledge investment securities as collateral as needed. Uninsured deposits, not collateralized, amounted to 36% of total deposits. We have significant additional capacity to further utilize enhanced FDIC insured products.
•Our FHLB and Federal Reserve Bank of Boston ("FRB") secured borrowing capacity amounted to $1.1 billion. In April 2023, we pledged additional collateral to the FHLB and intend to participate in the FRB’s Bank Term Funding Program. We anticipate these changes will increase our secured borrowing capacity to approximately $1.4 billion, exclusive of any borrowings outstanding.
•We have several brokered deposit relationships (unsecured borrowings) which we estimate could provide an additional $800.0 million in funding capacity.

Net Income
Net income for the three months ended March 31, 2023, amounted to $10.8 million, an increase of $481 thousand, or 5%, compared to the three months ended March 31, 2022.
•The increase in net income during the period was due primarily to an increase in net interest income of $5.9 million, partially offset by increases in the provision for credit losses of $2.2 million and non-interest expense of $2.3 million and a decrease in non-interest income of $838 thousand.

Net Interest Income
Net interest income for the three months ended March 31, 2023, amounted to $40.0 million, an increase of $5.9 million, or 17%, compared to the three months ended March 31, 2022.
•The increase in net interest income during the period was due largely to increases in loan interest income of $8.9 million and other interest-earning asset income of $2.0 million, partially offset by an increase in deposit interest expense of $5.4 million.

Net Interest Margin
Three months ended – March 31, 2023 compared to March 31, 2022
Tax-equivalent net interest margin ("net interest margin") (non-GAAP) was 3.76% for the three months ended March 31, 2023, compared to 3.28% for the three months ended March 31, 2022.
Net interest margin compared to the prior year quarter was impacted by the following factors:
•Average interest-earning deposits with banks decreased $185.1 million, or 49%, while the yield increased 430 basis points. The decrease in average balance resulted primarily from funding loan growth and the increase in yield reflected a significant increase in market interest rates over the last twelve months.
•Average investment securities decreased $9.3 million, or 1%, while the tax-equivalent yield increased 22 basis points.
•Average loans increased $289.6 million, or 10%, and the tax-equivalent yield increased 73 basis points. The increase in loan yields resulted primarily from increases in the prime lending rate of 475 basis points over the last twelve months, partially offset by a decrease in Paycheck Protection Program ("PPP") income of $1.5 million, due to the continued forgiveness of PPP loans, over the respective periods.
•Average total deposits increased $62.6 million, or 2%, and the yield increased 55 basis points from increases in market interest rates, a shift in deposit mix to higher-yielding products and competition from bank and non-bank alternatives. The yield increases occurred principally over the last six months.

Three months ended – March 31, 2023 compared to December 31, 2022
Net interest margin was 3.76% for the three months ended March 31, 2023, compared to 3.81% for the three months ended December 31, 2022.
Net interest margin compared to the prior quarter was impacted primarily by the following factors:
•Average interest-earning deposits with banks decreased $161.8 million, or 45%, while the yield increased 79 basis points. The decrease in average balance resulted from funding loan growth and a decrease in average total deposits while the increase in yield reflected the increase in market interest rates during the period.
•Average loans increased $82.5 million, or 3%, and the tax-equivalent yield increased 20 basis points. The increase in loan yields resulted primarily from increases in the prime lending rate during the period.
•Average total deposits decreased $106.2 million, or 3%, while the yield increased 32 basis points. The decrease in average balance resulted primarily from first quarter seasonality and customers seeking higher-yielding alternatives. The increase in yield resulted from increases in market interest rates, a shift in deposit mix to higher-yielding products and competition from bank and non-bank alternatives during the period.

Non-Interest Income
Non-interest income for the three months ended March 31, 2023, amounted to $4.8 million, a decrease of $838 thousand, or 15%, compared to the three months ended March 31, 2022.
•Non-interest income in the prior year period included net gains on sales of debt securities of $1.1 million. Excluding this item, non-interest income increased $223 thousand, or 5%.
•The change resulted primarily from increases in deposit and interchange fees of $246 thousand and swap fee income of $313 thousand, partially offset by a decrease in insurance commission income of $147 thousand. The latter two items were recorded in other income.

Non-Interest Expense
Non-interest expense for the three months ended March 31, 2023, amounted to $28.0 million, an increase of $2.3 million, or 9%, compared to the three months ended March 31, 2022. The increase resulted primarily from an increase in salaries and employee benefits of $1.7 million, primarily to support the Company's strategic growth initiatives.

Provision for Credit Losses & Credit Quality
The increases in the provision for credit losses, allowance for credit losses ("ACL") for loans and reserve for unfunded commitments, as noted below, resulted primarily from a forecasted increase in the probability and severity of a recession in our allowance model, and to a lesser extent, growth in the Company's loan portfolio and off-balance sheet commitments.

The provision for credit losses for the three months ended March 31, 2023, amounted to $2.7 million, compared to $530 thousand for the three months ended March 31, 2022.

The ACL for loans amounted to $55.0 million, or 1.70% of total loans, at March 31, 2023, compared to $52.6 million, or 1.66% of total loans, at December 31, 2022.

The reserve for unfunded commitments (included in other liabilities) amounted to $4.7 million at March 31, 2023, compared to $4.3 million at December 31, 2022.

Non-performing loans amounted to $7.5 million, or 0.23% of total loans, at March 31, 2023, compared to $6.1 million, or 0.19% of total loans, at December 31, 2022.

Net recoveries for the three months ended March 31, 2023, amounted to $44 thousand, compared to net charge-offs of $105 thousand for the three months ended March 31, 2022.

Balance Sheet
Total assets amounted to $4.44 billion at both March 31, 2023 and December 31, 2022.

Total interest-earning deposits with banks, which consists of overnight and short-term investments, amounted to $172.9 million at March 31, 2023, compared to $230.7 million at December 31, 2022, a decrease of $57.8 million, or 25%. The decrease was primarily to fund loan growth.

Total investment securities at fair value amounted to $830.9 million at March 31, 2023, compared to $820.4 million at December 31, 2022, an increase of $10.5 million, or 1%. The increase was attributable principally to an increase in the fair value of the debt securities portfolio of $26.2 million from lower market interest rates compared to December 31, 2022, partially offset by principal pay downs, calls and maturities. Net unrealized losses on the debt securities portfolio amounted to $98.0 million at March 31, 2023, compared to $124.1 million at December 31, 2022 and were attributable to the significant increase in market interest rates experienced over the last twelve months. Management has determined that no ACL for available-for-sale securities was necessary as of March 31, 2023.

Total loans amounted to $3.23 billion at March 31, 2023, compared to $3.18 billion at December 31, 2022, an increase of $49.6 million, or 2%. Growth during the first quarter of 2023 was primarily in the commercial construction portfolio, amounting to $32.7 million, or 8%, and to a lesser extent commercial and industrial of $9.4 million and commercial real estate of $8.1 million.

Customer deposits amounted to $4.02 billion at March 31, 2023, compared to $4.04 billion at December 31, 2022, a decrease of $19.7 million. The deposit balance at March 31, 2023 was positively impacted by the receipt of a large deposit of approximately $60.0 million that management believes may be temporary and resulted from a customer business transaction. In addition, the Company experienced a shift in deposit mix at March 31, 2023, compared to December 31, 2022, resulting from customers moving funds out of lower yield checking and savings accounts (which together, decreased 8%) into higher yield money market and certificate of deposit products (which together, increased 10%).

Deposit portfolio segmentation at March 31, 2023 compared to December 31, 2022 was as follows:
•Checking accounts represented 47% of total deposits, compared to 51%.
•Savings and money market accounts represented 44% of total deposits, compared to 42%.
•Certificates of deposits accounts represented 9% of total deposits, compared to 7%.

Shareholders' Equity & Regulatory Capital
Total shareholders' equity amounted to $311.3 million at March 31, 2023, compared to $282.3 million at December 31, 2022, an increase of $29.1 million, or 10%. The increase was due primarily to an increase in retained earnings and a reduction in the accumulated other comprehensive loss ("AOCL"), which was driven by an increase in the fair value of debt securities ($20.2 million, net of tax), resulting from lower market interest rates during the period.

Total capital and tier 1 capital to risk weighted assets, of which AOCL is not a component, amounted to 13.55% and 10.64%, respectively, at March 31, 2023 compared to 13.49% and 10.56%, respectively, at December 31, 2022. The increases were driven primarily by an increase in retained earnings, partially offset by commercial loan growth during the period.

Wealth Management
Wealth assets under management and wealth assets under administration, which are not carried as assets on the Company's consolidated balance sheets, amounted to $930.7 million and $206.6 million, respectively, at March 31, 2023, representing increases of $39.3 million, or 4%, and $8.0 million, or 4%, respectively, compared to December 31, 2022.

About Enterprise Bancorp, Inc.
Enterprise Bancorp, Inc. is a Massachusetts corporation that conducts substantially all its operations through Enterprise Bank and Trust Company, commonly referred to as Enterprise Bank, and has reported 134 consecutive profitable quarters. Enterprise Bank is principally engaged in the business of attracting deposits from the general public and investing in commercial loans and investment securities. Through Enterprise Bank and its subsidiaries, the Company offers a range of commercial, residential and consumer loan products, deposit products and cash management services, electronic and digital banking options, as well as wealth management, and trust services. The Company's headquarters and Enterprise Bank's main office are located at 222 Merrimack Street in Lowell, Massachusetts. The Company's primary market area is the Northern Middlesex, Northern Essex, and Northern Worcester counties of Massachusetts and the Southern Hillsborough and Southern Rockingham counties in New Hampshire. Enterprise Bank has 27 full-service branches located in the Massachusetts communities of Acton, Andover, Billerica (2), Chelmsford (2), Dracut, Fitchburg, Lawrence, Leominster, Lexington, Lowell (2), Methuen, North Andover, Tewksbury (2), Tyngsborough and Westford and in the New Hampshire communities of Derry, Hudson, Londonderry, Nashua (2), Pelham, Salem and Windham.

Forward-Looking Statements
This earnings release contains statements about future events that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by references to a future period or periods or by the use of the words "believe," "expect," "anticipate," "intend," "estimate," "assume," "will," "should," "could," "plan," and other similar terms or expressions. Forward-looking statements should not be relied on because they involve known and unknown risks, uncertainties and other factors, some of which are beyond the control of the Company. These risks, uncertainties, and other factors may cause the actual results, performance, and achievements of the Company to be materially different from the anticipated future results, performance or achievements expressed in, or implied by, the forward-looking statements. Factors that could cause such differences include, but are not limited to, general economic conditions, potential recession in the United States and our market areas, the impacts related to or resulting from recent bank failures and any continuation of the recent uncertainty in the banking industry, including the associated impact to the Company and other financial institutions of any regulatory changes or other mitigation efforts taken by government agencies in response thereto, increased competition for deposits and related changes in deposit customer behavior, changes in market interest rates, the persistence of the current inflationary environment in our market areas and the United States, the uncertain impacts of quantitative tightening and current and future monetary policies of the Board of Governors of the Federal Reserve System, regulatory considerations, competition and market expansion opportunities, changes in non-interest expenditures or in the anticipated benefits of such expenditures, the receipt of required regulatory approvals, changes in tax laws, and current or future litigation, regulatory examinations or other legal and/or regulatory actions. Therefore, the Company can give no assurance that the results contemplated in the forward-looking statements will be realized and readers are cautioned not to place undue reliance on the forward-looking statements contained in this press release. For more information about these factors, please see our reports filed with or furnished to the U.S. Securities and Exchange Commission (the "SEC"), including our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q on file with the SEC, including the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." Any forward-looking statements contained in this earnings release are made as of the date hereof, and we undertake no duty, and specifically disclaim any duty, to update or revise any such statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

ENTERPRISE BANCORP, INC.
Consolidated Balance Sheets
(unaudited)

(Dollars in thousands, except per share data)	March 31, 2023	December 31, 2022
Assets
Cash and cash equivalents:
Cash and due from banks	$42,843	$36,901
Interest-earning deposits with banks	172,850	230,688
Total cash and cash equivalents	215,693	267,589
Investments:
Debt securities at fair value (amortized cost of $923,485 and $940,227, respectively)	825,520	816,102
Equity securities at fair value	5,375	4,269
Total investment securities at fair value	830,895	820,371
Federal Home Loan Bank ("FHLB") stock	2,343	2,343
Loans held for sale	362	—
Loans:
Total loans	3,230,156	3,180,518
Allowance for credit losses	(55,002)	(52,640)
Net loans	3,175,154	3,127,878
Premises and equipment, net	43,821	44,228
Lease right-of-use asset	24,751	24,923
Accrued interest receivable	18,540	17,117
Deferred income taxes, net	44,432	51,981
Bank-owned life insurance	64,463	64,156
Prepaid income taxes	3,636	683
Prepaid expenses and other assets	12,150	11,408
Goodwill	5,656	5,656
Total assets	$4,441,896	$4,438,333
Liabilities and Shareholders' Equity
Liabilities
Deposits	$4,016,156	$4,035,806
Borrowed funds	3,199	3,216
Subordinated debt	59,261	59,182
Lease liability	24,285	24,415
Accrued expenses and other liabilities	25,737	31,442
Accrued interest payable	1,940	2,005
Total liabilities	4,130,578	4,156,066
Commitments and Contingencies
Shareholders' Equity
Preferred stock, $0.01 par value per share; 1,000,000 shares authorized; no shares issued	—	—
Common stock, $0.01 par value per share; 40,000,000 shares authorized; 12,222,717 and 12,133,516 shares issued and outstanding, respectively	122	121
Additional paid-in capital	104,621	103,793
Retained earnings	282,534	274,560
Accumulated other comprehensive loss	(75,959)	(96,207)
Total shareholders' equity	311,318	282,267
Total liabilities and shareholders' equity	$4,441,896	$4,438,333

ENTERPRISE BANCORP, INC.
Consolidated Statements of Income
(unaudited)

	Three months ended
	March 31,
(Dollars in thousands, except per share data)	2023	2022
Interest and dividend income:
Loans and loans held for sale	$39,556	$30,695
Investment securities	5,073	4,588
Other interest-earning assets	2,208	181
Total interest and dividend income	46,837	35,464
Interest expense:
Deposits	5,987	600
Borrowed funds	12	13
Subordinated debt	867	818
Total interest expense	6,866	1,431
Net interest income	39,971	34,033
Provision for credit losses	2,736	530
Net interest income after provision for credit losses	37,235	33,503
Non-interest income:
Wealth management fees	1,587	1,729
Deposit and interchange fees	2,048	1,802
Income on bank-owned life insurance, net	307	295
Net gains on sales of debt securities	—	1,062
Net gains on sales of loans	14	22
Loss on equity securities	(16)	(67)
Other income	817	752
Total non-interest income	4,757	5,595
Non-interest expense:
Salaries and employee benefits	18,521	16,792
Occupancy and equipment expenses	2,501	2,415
Technology and telecommunications expenses	2,675	2,636
Advertising and public relations expenses	681	667
Audit, legal and other professional fees	640	710
Deposit insurance premiums	675	556
Supplies and postage expenses	255	220
Other operating expenses	2,092	1,761
Total non-interest expense	28,040	25,757
Income before income taxes	13,952	13,341
Provision for income taxes	3,184	3,054
Net income	$10,768	$10,287

Basic earnings per common share	$0.89	$0.85
Diluted earnings per common share	$0.88	$0.85

Basic weighted average common shares outstanding	12,155,320	12,055,991
Diluted weighted average common shares outstanding	12,193,756	12,119,836

ENTERPRISE BANCORP, INC.
Selected Consolidated Financial Data and Ratios
(unaudited)

	At or for the three months ended
(Dollars in thousands, except per share data)	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022
Balance Sheet Data
Total cash and cash equivalents	$215,693	$267,589	$413,688	$306,460	$429,687
Total investment securities at fair value	830,895	820,371	831,030	866,580	910,013
Total loans	3,230,156	3,180,518	3,109,369	3,084,915	2,962,721
Allowance for credit losses	(55,002)	(52,640)	(51,211)	(50,703)	(48,424)
Total assets	4,441,896	4,438,333	4,529,820	4,417,447	4,454,474
Total deposits	4,016,156	4,035,806	4,138,038	4,016,814	4,034,500
Subordinated debt	59,261	59,182	59,102	59,039	59,009
Total shareholders' equity	311,318	282,267	272,193	285,110	310,539
Total liabilities and shareholders' equity	4,441,896	4,438,333	4,529,820	4,417,447	4,454,474

Wealth Management
Wealth assets under management	$930,714	$891,451	$835,661	$849,536	$961,491
Wealth assets under administration	$206,569	$198,586	$185,977	$205,646	$243,247

Shareholders' Equity Ratios
Book value per common share	$25.47	$23.26	$22.44	$23.53	$25.66
Dividends paid per common share	$0.230	$0.205	$0.205	$0.205	$0.205

Regulatory Capital Ratios
Total capital to risk weighted assets	13.55%	13.49%	13.49%	13.38%	13.72%
Tier 1 capital to risk weighted assets(1)	10.64%	10.56%	10.52%	10.38%	10.65%
Tier 1 capital to average assets	8.47%	8.10%	7.89%	8.03%	7.83%

Credit Quality Data
Non-performing loans	$7,532	$6,122	$5,717	$6,321	$25,173
Non-performing loans to total loans	0.23%	0.19%	0.18%	0.20%	0.85%
Non-performing assets to total assets	0.17%	0.14%	0.13%	0.14%	0.57%
ACL for loans to total loans	1.70%	1.66%	1.65%	1.64%	1.63%

Income Statement Data
Net interest income	$39,971	$42,165	$39,779	$35,821	$34,033
Provision for credit losses	2,736	1,861	1,000	2,409	530
Total non-interest income	4,757	4,210	4,525	4,132	5,595
Total non-interest expense	28,040	28,167	27,537	26,853	25,757
Income before income taxes	13,952	16,347	15,767	10,691	13,341
Provision for income taxes	3,184	4,041	3,805	2,530	3,054
Net income	$10,768	$12,306	$11,962	$8,161	$10,287

Income Statement Ratios
Diluted earnings per common share	$0.88	$1.01	$0.98	$0.67	$0.85
Return on average total assets	0.99%	1.08%	1.05%	0.76%	0.95%
Return on average shareholders' equity	14.67%	18.08%	16.47%	11.24%	12.56%
Net interest margin (tax-equivalent)(2)	3.76%	3.81%	3.61%	3.45%	3.28%
(1)Ratio also represents common equity tier 1 capital to risk weighted assets as of the periods presented.
(2)Tax-equivalent net interest margin is net interest income adjusted for the tax-equivalent effect associated with tax-exempt loan and investment income, expressed as a percentage of average interest-earning assets.

ENTERPRISE BANCORP, INC.
Consolidated Loan and Deposit Data
(unaudited)

Major classifications of loans at the dates indicated were as follows:

(Dollars in thousands)	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022
Commercial real estate	$1,929,544	$1,921,410	$1,886,365	$1,865,198	$1,779,691
Commercial and industrial	423,864	414,490	413,347	422,006	408,341
Commercial construction	456,735	424,049	396,027	385,752	375,709
SBA PPP	—	—	2,725	15,288	32,153
Total commercial loans	2,810,143	2,759,949	2,698,464	2,688,244	2,595,894

Residential mortgages	335,834	332,632	321,663	307,131	280,507
Home equity loans and lines	75,809	79,807	80,882	81,648	78,557
Consumer	8,370	8,130	8,360	7,892	7,763
Total retail loans	420,013	420,569	410,905	396,671	366,827
Total loans	3,230,156	3,180,518	3,109,369	3,084,915	2,962,721

ACL for loans	(55,002)	(52,640)	(51,211)	(50,703)	(48,424)
Net loans	$3,175,154	$3,127,878	$3,058,158	$3,034,212	$2,914,297

Deposits are summarized as follows as of the periods indicated:

(Dollars in thousands)	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022
Non-interest checking	$1,247,253	$1,361,588	$1,441,104	$1,457,220	$1,444,047
Interest-bearing checking	641,194	678,715	719,474	712,898	718,107
Savings	297,790	326,666	351,665	334,728	334,923
Money market	1,454,858	1,381,645	1,395,756	1,293,453	1,337,670
CDs $250,000 or less	222,116	187,758	163,520	144,084	149,309
CDs greater than $250,000	152,945	99,434	66,519	74,431	50,444
Deposits	$4,016,156	$4,035,806	$4,138,038	$4,016,814	$4,034,500

ENTERPRISE BANCORP, INC.
Consolidated Average Balance Sheets and Yields (tax-equivalent basis)
(unaudited)

The following table presents the Company's average balance sheets, net interest income and average rates for the periods indicated:

	Three months ended March 31, 2023			Three months ended December 31, 2022			Three months ended March 31, 2022
(Dollars in thousands)	Average Balance	Interest(1)	Average Yield(1)	Average Balance	Interest(1)	Average Yield(1)	Average Balance	Interest(1)	Average Yield(1)
Assets:
Loans and loans held for sale(2) (tax-equivalent)	$3,200,842	$39,679	5.02%	$3,118,304	$37,895	4.82%	$2,911,282	$30,806	4.29%
Investment securities(3) (tax-equivalent)	937,382	5,300	2.26%	952,975	5,099	2.14%	946,732	4,820	2.04%
Other interest-earning assets(4)	198,741	2,208	4.51%	360,557	3,372	3.71%	383,588	181	0.19%
Total interest-earnings assets (tax-equivalent)	4,336,965	47,187	4.40%	4,431,836	46,366	4.16%	4,241,602	35,807	3.41%
Other assets	86,580			71,289			154,167
Total assets	$4,423,545			$4,503,125			$4,395,769

Liabilities and stockholders' equity:
Interest checking, savings and money market	$2,354,967	4,105	0.71%	$2,413,646	2,211	0.36%	$2,371,320	378	0.06%
CDs	337,361	1,882	2.26%	260,265	769	1.17%	202,702	222	0.44%
Borrowed funds	3,206	12	1.57%	2,999	13	1.69%	4,263	13	1.27%
Subordinated debt(5)	59,213	867	5.85%	59,132	867	5.86%	58,991	818	5.54%
Total interest-bearing funding	2,754,747	6,866	1.01%	2,736,042	3,860	0.56%	2,637,276	1,431	0.22%
Non-interest checking	1,317,534	—		1,442,108	—		1,373,267	—
Total deposits, borrowed funds and subordinated debt	4,072,281	6,866	0.68%	4,178,150	3,860	0.37%	4,010,543	1,431	0.14%
Other liabilities	53,665			54,922			53,192
Total liabilities	4,125,946			4,233,072			4,063,735
Stockholders' equity	297,599			270,053			332,034
Total liabilities and stockholders' equity	$4,423,545			$4,503,125			$4,395,769

Net interest-rate spread (tax-equivalent)			3.39%			3.60%			3.19%
Net interest income (tax-equivalent)		40,321			42,506			34,376
Net interest margin (tax-equivalent)			3.76%			3.81%			3.28%
Less tax-equivalent adjustment		350			341			343
Net interest income		$39,971			$42,165			$34,033
Net interest margin			3.73%			3.78%			3.25%
(1)Average yields and interest income are presented on a tax-equivalent basis, calculated using a U.S. federal income tax rate of 21% for each period presented, based on tax-equivalent adjustments associated with tax-exempt loans and investments interest income.
(2)Average loans and loans held for sale include non-accrual loans and are net of average deferred loan fees.
(3)Average investments are presented at average amortized cost.
(4)Average other interest-earning assets include interest-earning deposits with banks, federal funds sold and FHLB stock.
(5)Subordinated debt is net of average deferred debt issuance costs.